UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant: ☒                           Filed by a Party other than the Registrant: ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cullen/Frost Bankers, Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF CULLEN/FROST BANKERS, INC.
APRIL 24, 2024

This proxy statement supplement (the “Supplement”), dated April 15, 2024, provides updated information with respect to the 2024 annual meeting (“Annual Meeting”) of Cullen/Frost Bankers, Inc. (the “Company”) to be held on April 24, 2024, at 10:30 a.m., San Antonio Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the shareholders of the Company on or about April 15, 2024. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on March 8, 2024 (the “Proxy Statement”), continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

We are deeply saddened by the death of Mr. Carlos Alvarez on April 9, 2024. Mr. Alvarez, the founder of The Gambrinus Company and a highly respected San Antonio philanthropist, had served on our Board of Directors (the “Board”) since 2001. Our Board expresses its gratitude and appreciation for Mr. Alvarez’s many years of leadership and service to the Company and its shareholders and extends sincere condolences to Mr. Alvarez’s family and friends.

In light of his death, Mr. Alvarez, whose term as a director was scheduled to expire at the Annual Meeting and who is listed as a nominee for our Board in the Proxy Statement, is no longer a nominee. The Board has determined not to appoint a successor nominee for election at the Annual Meeting. In addition, the Board has reduced the number of directors on the Board to thirteen members.

All nominees, other than Mr. Alvarez, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Alvarez. Any votes that are submitted for Mr. Alvarez will be disregarded and will not be counted.

If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Alvarez’s name as a nominee for election as a director.

None of the other proposals presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

By Order of the Board of Directors,

COOLIDGE E. RHODES, JR.
Group Executive Vice President
General Counsel and Corporate Secretary